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							                         		  EXHIBIT i

                      				 DURACELL INTERNATIONAL INC.

            		 COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

           		     For the Three and Six Fiscal Months Ended

                			December 31, 1994 and December 25, 1993

            			     Three Fiscal Months Ended  Six Fiscal Months Ended
In millions, except per share amounts
			                Dec. 31, 1994 Dec. 25,1993 Dec. 31, 1994 Dec. 25, 1993
Primary Computations:

Weighted average number
  of shares outstanding   117.6       116.2         117.5         115.7

Effect of outstanding
  stock options             3.5         3.4           3.7           2.8

Weighted average number of shares and share
equivalents outstanding   121.1       119.6         121.2         118.5



Per share amounts:

Net income (a)            $0.92       $0.83         $1.35         $1.21


Fully Diluted Computations:

Weighted average number
  of shares outstanding   117.6       116.2         117.5         115.7

Effect of outstanding
stock options               3.6         3.4           3.7           3.1

Weighted average number of shares and share
equivalents outstanding   121.2       119.6         121.2         118.8


Per share amounts:

     Net income (a)       $0.92       $0.83         $1.35         $1.21

_________________________________  (a)  These calculations are submitted in accordance with Regulation S-K item 601 (b)(11)

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